Exhibit 99


Pursuant to the instructions in Item 7 of Schedule 13G, the following table lists the identity and Item 3 classification, if applicable, of each relevant entity that beneficially owns shares of the security class being reported on this Schedule 13G.

Entity  ITEM 3 Classification

Fidelity Investments Canada ULC * FI


* Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this Schedule 13G.


Pandanus Partners, L.P. ("Pandanus") owns shares of FIL Limited ("FIL") voting stock. While the percentage of total voting power represented by these shares of FIL voting stock may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 48.5% of the total votes which may be cast by all holders of FIL voting stock. Pandanus Associates, Inc. ("PAI") acts as general partner of Pandanus. Pandanus is owned by trusts for the benefit of members of the Johnson family, including FIL's Chairman Abigail P. Johnson, but disclaims that any such member is a beneficial owner of the securities reported on this Schedule 13G.

This filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FIL, certain of its subsidiaries and affiliates, and other companies (collectively, the "FIL Reporters"). This filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FIL Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998).


RULE 13d-1(k)(1) AGREEMENT

The undersigned persons, on March 6, 2025, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the Subordinate Voting Shares of LIGHTSPEED COMMERCE INC at February 28, 2025.

FIL Limited

By /s/ Stephanie J. Brown
Stephanie J. Brown
Duly authorized under Power of Attorney effective as of December 19, 2022, by and on behalf of FIL Limited and its direct and indirect subsidiaries*

Pandanus Partners, L.P.

By /s/ Stephanie J. Brown
Stephanie J. Brown
Duly authorized under Power of Attorney effective as of December 19, 2022, by Pandanus Associates, Inc. on behalf of Pandanus Partners, L.P.*

Pandanus Associates, Inc.

By /s/ Stephanie J. Brown
Stephanie J. Brown
Duly authorized under Power of Attorney effective as of December 19, 2022, by and on behalf of Pandanus Associates, Inc.*


* This power of attorney is incorporated herein by reference to Exhibit 24 to the Schedule 13G filed by FIL Limited on January 31, 2023, accession number:
0000318989-23-000005.